Execution Version
PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

February 11, 2021

BUYER:
MDC Coast HI 1, LLC,
a Delaware limited liability company

SELLER:
Par Hawaii, LLC and PAR PACIFIC HAWAII PROPERTY COMPANY, LLC
each a Delaware limited liability company

Par Petroleum 22-pack – hawaii
(plus the Starbucks Lease)

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

EXHIBIT A    PROPERTY LIST
EXHIBIT B    EARNEST MONEY PROVISIONS
EXHIBIT C    CLOSING CHECKLIST
EXHIBIT D    FORM OF LEASE
EXHIBIT E    FORM OF GUARANTY OF LEASE
EXHIBIT F    POST CLOSING OBLIGATION LETTER AGREEMENT
EXHIBIT G    SELLER ESTOPPEL CERTIFICATE
EXHIBIT H    SUBORDINATION AND ESTOPPEL AGREEMENT

SCHEDULE A    LIST OF BUILDINGS NOT OWNED BY SELLER

(i)
10888426v10

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS
This Purchase Agreement and Escrow Instructions (“Agreement”), dated February 11, 2021 (“Effective Date”), is made by and between PAR HAWAII, LLC and PAR PACIFIC HAWAII PROPERTY COMPANY, LLC, each a Delaware limited liability company (collectively, “Seller”), and MDC Coast HI 1, LLC, a Delaware limited liability company (“Buyer”), and is made with reference to the recitals set forth below, and constitutes (i) a contract of purchase and sale between the parties and (ii) escrow instructions to Fidelity National Title Insurance Company (“Title Company” or “Escrow Agent”).
1.RECITALS
A.    Real Property. Seller owns and operates 22 certain real properties, together with certain improvements located thereon and appurtenances thereunto belonging, which real properties are identified on the property list attached hereto and incorporated herein as Exhibit A (“Property List”). The terms “Building” and “Buildings” as used herein shall mean the buildings located on certain or all (as the context may require) of the Properties that are owned by Seller. Any Buildings not owned by Seller on the Properties are noted on Schedule A attached hereto.
B.    Purchase and Sale.    Seller desires to sell and Buyer desires to purchase all of the Seller’s right, title and interest in and to the Properties upon the terms and conditions set forth below.
C.    Leasehold Interest.    Concurrently with the Closing (as defined below) Buyer (“Landlord”), as landlord, shall lease the Properties to PAR HAWAII, LLC, a Delaware limited liability company (“Tenant”), as tenant, under a single master triple net lease effective at the Closing in the form attached hereto as Exhibit D (“Lease”). PAR PETROLEUM, LLC, a Delaware limited liability company, shall be the guarantor of the Lease (“Guarantor”) pursuant to the guaranty effective at the Closing in the form attached hereto as Exhibit E (“Guaranty”). In addition to the Lease described above, the Kapolei Property has an existing lease with Starbucks Corp. pursuant to that certain lease dated November 15, 2018 (“Starbucks Lease”) which is to be assigned to Landlord at the Closing.
D.    In consideration of the mutual covenants and understandings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
2.PROPERTIES/PURCHASE PRICE
2.1.    Properties. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following properties (collectively, “Property” or “Properties”, as the context may require):
(a)The “Real Property,” being the land described on the Property List; the Buildings and all improvements and fixtures located thereon (“Improvements”); all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in any way appertaining to such real property; all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property; and all right, title, and interest of Seller in the minerals, water, irrigation and other property rights of Seller, if any, running with or otherwise pertaining to such real property;
(b)The Seller’s interest in the Starbucks Lease, including any and all amendments and supplements thereto, and any and all guaranties and security received by Seller in connection therewith. Seller agrees to make commercially reasonable efforts to provide a written subordination of the Starbucks Lease to the Lease, executed by Starbucks, on or before the Closing. If the subordination is not obtained by the Closing, Seller shall continue to use commercially reasonable efforts to obtain the subordination following the Closing pursuant to the “Post Obligation Letter Agreement attached hereto as Exhibit F.
(c)The “Building Fixtures,” being all right, title and interest of Seller, if any, in and to all Building fixtures now or hereafter located on, and used exclusively in connection with, the operation, ownership, maintenance, management, occupancy or improvement of the Real Property as a building, including without limitation: any Building equipment, machinery and fixtures, that would be considered a Building fixture, the HVAC system, air duct, bathroom fixtures, electrical fixtures, easy wash pressure washing system, sign poles, lighting poles, and trade fixtures that the removal of which would affect the structural integrity of the Buildings; and
(d)The “Intangible Property,” being all, right, title and interest of Seller, if any, in and to all (i) plans and specifications for the Improvements (to the extent assignable, including any plans in the format of CAD); (ii) sewer and wastewater discharge capacity allocated or reserved thereto, potable water capacity allocated or reserved thereto, other utility rights allocated or reserved thereto, development rights with respect thereto, and real estate related approvals, and certificates of occupancy; (iii) warranties, guarantees, indemnities, applications, permits, approvals and licenses (to the extent applicable in any way to the above referenced Real Property or the Building Fixtures and assignable); (iv) insurance proceeds and condemnation awards or claims thereto to the extent required to be assigned to Buyer hereunder; and (v) copies of the Property Information (as defined below).
For purposes of clarity, the term “Properties” shall not include the Storage Tank and Dispenser Systems. As used herein, the term “Storage Tank and Dispenser Systems” means a complex of one or more underground or aboveground storage tanks and their associated underground, above ground, and/or connected piping and related pumping, mechanical, control and detection equipment, as well as one or more dispensers of gasoline and other fuels and refined products and associated equipment. Seller or the Tenant is and shall remain and be the owner and operator of all Storage Tank and Dispenser Systems on the Property, and, accordingly, is further deemed to be such for purposes of compliance with and liabilities arising from all applicable Laws. Notwithstanding the foregoing, the following items are not being conveyed hereunder: (i) the Storage Tank and Dispenser Systems; (ii) trade fixtures which can be removed without affecting the structural integrity of the Buildings; (iii) inventory, equipment or machinery (such as drink machines, atm machines, coolers, and registers and other such equipment or machinery which are not customarily considered a part of the Building or Building fixture) or other personal property; (iv) all movable signs, and all sign panels; (v) any property owned by a third party (including, without limitation, the tenant under the Starbucks Lease).
2.2.    Purchase Price. The total purchase price to be paid to Seller by Buyer for the 22 Properties and the Starbucks Lease shall be ONE HUNDRED SIXTEEN MILLION ONE HUNDRED THOUSAND DOLLARS ($116,100,000) (“Purchase Price”). The Purchase Price, as adjusted for prorations, deposits, and other adjustments as provided herein, if any, shall be paid to Escrow Agent by wire transfer of immediately available funds or in cash. The portion of the Purchase Price allocated to each of the Properties (“Individual Purchase Price”) is listed on the Property List. Buyer reserves the right to reallocate the Individual Purchase Prices among the Properties at any time prior to the Closing subject to Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.
3.OPENING OF ESCROW
3.1.    Escrow. Within two (2) business days following the execution of this Agreement, Buyer and Seller shall open an escrow (“Escrow”) with Title Company for the Properties and shall deposit with Title Company fully executed counterparts of this Agreement for use as escrow instructions. Subject to mutual agreement, Buyer and Seller shall execute Title Company’s usual form of supplemental escrow instructions for transactions of this type; provided, however, that such escrow instructions shall be for the purpose of implementing this Agreement, shall incorporate this Agreement by reference, and shall specifically provide that no provisions shall have the effect of modifying this Agreement unless it is so expressly stated and initialed on behalf of Buyer and Seller.
3.2.    Earnest Money. Within two (2) business days following the execution of this Agreement Buyer shall deposit the sum of One Million Five Hundred Thousand Dollars ($1,500,000) in cash (such amount, including any interest earned thereon, “Earnest Money”) with the Escrow Agent (as defined below). The Escrow Agent shall hold and disburse the Earnest Money in accordance with the escrow provisions in Exhibit B. Prior to the expiration of the Due Diligence Period (as defined below), the Earnest Money shall be promptly returned to Buyer upon any termination of this Agreement. Following the expiration of the Due Diligence Period, the Earnest Money shall be non-refundable, except as otherwise provided herein. Notwithstanding anything herein to the contrary, any party hereto which requests disbursal of the Earnest Money for any purpose must provide a copy of such request to the other parties hereto at the same time such request is provided to the Title Company.
3.3.    Independent Consideration. Notwithstanding the foregoing, the sum of $100.00 will be paid by Buyer to Escrow Agent once the Escrow is opened and will be deemed to be independent consideration (“Independent Consideration”) for the execution of this Agreement by Seller. Such Independent Consideration will, upon any termination of this Agreement prior to Closing, be paid by Escrow Agent to Seller as separate and additional consideration for this Agreement and Seller’s agreements and obligations hereunder. The Independent Consideration is deemed earned by Seller as of the Effective Date of this Agreement and is non-refundable in all events; provided, however, that if Closing occurs, such amount will be credited by Seller against the Purchase Price.
4.DUE DILIGENCE PERIOD
4.1.    Due Diligence. Buyer shall have a period beginning upon the execution of this Agreement and continuing through and until the earlier of: (i) February 19, 2021, and (ii) five (5) days after Buyer has received all Third Party Reports (“Due Diligence Period”) in which to examine, inspect, and investigate the Properties, and, in Buyer’s sole reasonable judgment and discretion, to determine whether the Properties are satisfactory to Buyer to proceed with this transaction. If Buyer delivers notice that Buyer disapproves the transaction, or if Buyer fails to deliver notice to Seller on or before the Due Diligence Period that Buyer approves the transaction, this Agreement shall terminate, and both parties shall be released from all duties and obligations hereunder, except for such obligations hereunder that expressly survive the termination of this Agreement.
4.2.    Access. Upon reasonable prior notice to Seller, Buyer and its agents, employees, consultants, and representatives shall have reasonable access to the Properties and all books and records for the Properties that are in Seller’s possession or control for the purpose of conducting its due diligence activities and for completing the Third Party Reports; provided, however, Buyer may not conduct any invasive testing without Seller’s prior written consent (which consent shall not be unreasonably withheld). During the pendency of this Agreement, Buyer and its agents, employees, consultants, and representatives shall have a continuing right of reasonable access to the Properties and any office where the records of the Properties are kept, with reasonable prior notice, for the purpose of examining and making copies of all books and records and other materials relating to the Properties in Seller’s possession. Upon reasonable prior notice, Buyer shall have the right to conduct a “walk-through” of the Properties before the Closing. In the course of its investigations following execution of this Agreement, Buyer may make inquiries to third parties, including, without limitation, representatives, contractors, parties to service contracts and municipal, local and other government officials and representatives in accordance with the terms of this Agreement, and Seller consents to such inquiries; provided, that Seller receive prior notice of such inquiry and Seller shall have the right to have a representative present during such inquiry. Buyer hereby indemnifies, protects, defends (with counsel reasonably acceptable to Seller) and holds Seller and the Properties free and harmless from and against any and all costs, losses, liabilities, damages, lawsuits, judgments, actions, proceedings, penalties, demands, attorneys’ fees, mechanic’s liens, or expenses of any kind or nature whatsoever (“Claims”), to the extent caused by any entry and/or activities upon the Properties by Buyer, Buyer’s agents, contractors and/or subcontractors in connection with the matters set forth herein, provided, however, Buyer shall not indemnify Seller against any Claims caused by Seller, or any of its agents’, employees’ or representative’s negligence or willful misconduct, or Claims arising out of conditions that were present before Buyer entered the Properties. The foregoing indemnity obligations shall survive the termination of this Agreement and the Closing for a period of two (2) years. Buyer and its agents, employees, consultants, and representatives agree that any entry onto a Property shall not unreasonably interfere with the business operations being conducted thereon, and same shall carry customary commercial general liability insurance with respect to their activities or entry upon the Property (said policy shall contain a waiver of subrogation and name the Seller as an additional insured thereon). Buyer or its representatives shall provide evidence of such insurance upon request.
4.3.    Third Party Reports.
(a)Existing Diligence Information. To the extent such items are in Seller’s possession or control, Seller shall provide or make available to Buyer at the Property or on an electronic data room, the information and documents set forth on Part II of Exhibit C attached hereto (“Property Information”) within five (5) days or as promptly as practicable after the Effective Date. Seller shall have the continuing obligation during the pendency of this Agreement to provide Buyer with any document described in Exhibit C and coming into Seller’s possession or produced by or for Seller after the initial delivery of the Property Information. NOTWITHSTANDING ANYTHING IN HEREIN TO THE CONTRARY, BUYER ACKNOWLEDGES AND UNDERSTANDS THAT SOME OR ALL OF THE PROPERTY INFORMATION HAVE BEEN PREPARED BY PARTIES OTHER THAN SELLER. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE COMPLETENESS, CONTENT OR ACCURACY OF THE PROPERTY INFORMATION.
(b)Third Party Reports. Buyer shall obtain for each Property: (i) an ALTA commitment for policy of title insurance issued by Title Company dated as close to the Effective Date as practicable, together with complete and legible copies of all encumbrances and matters of record (“Title Commitment”), with respect to the Property; (ii) an ALTA/NSPS survey of the Property (“Survey”) prepared by a licensed surveyor or civil engineer selected by Buyer in sufficient detail to allow the Title Company to provide survey coverage on the Title Policy, certified to Buyer, Seller and the Title Company conforming to the minimum requirements for ALTA/NSPS land title surveys and performed to the 2016 Minimum Standard Detail Requirements and such other specifications from Buyer, (iii) a zoning report (“Zoning Report”) prepared by a qualified professional approved by Buyer, and containing the information requested by Buyer, and (iv) a Phase I environmental site assessment report (“Phase I”), prepared by an environmental consultant approved by Buyer in accordance with ASTM Standard E 1527-13 (or such other standard as may be approved by Buyer) (including findings, conclusions and consultant’s recommendations) and, if recommended by the Phase I (and consented to by Seller, which consent shall not be unreasonably withheld), a Phase II environmental site assessment report, prepared in accordance with Buyer’s specifications (provided the scope of the Phase II and Buyer’s specifications are approved by Seller prior to performing same) (collectively, “Environmental Reports”). Notwithstanding anything herein to the contrary, Seller may elect, by providing written notice to Buyer and Title Company, to remove and exclude any Property from this Agreement if the Phase I for such Property recommends or Buyer requests a Phase II environmental report for such Property (in such event the Agreement shall continue in full force and effect for all the remaining Properties and the Purchase Price will be reduced by the Individual Purchase Price for such excluded Property). The Survey, the Zoning Report and the Environmental Reports are collectively referred to herein as “Third Party Reports”. Buyer shall promptly provide Seller with a copy of all Third Party Reports as same are received by Buyer. All Third Party Reports shall be issued in the name of Buyer and Seller, as applicable. At Closing, Seller shall reimburse Buyer for the lesser of: (i) the actual, documented cost of the Third Party Reports; or (ii) $250,000; provided, that Buyer provides reasonable evidence of such costs. Seller shall reimburse Buyer at the Closing for the cost of any Third Party Reports relating to the exclusion of the original Property #1 located at 1961 S. Kihei Rd., Kihei, HI which was deleted at Seller’s request, and any other Property that is excluded from this transaction in accordance with this Agreement (this provision expressly survives the termination of this Agreement). Seller hereby authorizes Buyer to ask the providers of the Third Party Reports questions regarding the Property and the contents of the Third Party Reports, as well as request any necessary clean-up modifications to the Third Party Reports; provided, that Buyer copies Seller on all such requests.
4.4.    Title and Survey Review.
(a)Delivery of Preliminary Title Report and Survey. As soon as reasonably practicable, Buyer shall cause the issuance of the Title Commitment and the Survey (the issuance of the Title Commitment shall be at Seller’s sole cost and expense and the cost of the Survey shall be addressed as set forth above). The Title Commitment and the Survey are referred to herein as “Title Documents”.
(b)Title Review and Cure. During the Due Diligence Period, Buyer shall review title to the Properties as disclosed by the Title Documents. Buyer shall notify the Seller before the expiration of the Due Diligence Period which title exceptions, if any, are not reasonably acceptable and therefore will not be accepted by Buyer (“Title Notice”). If Buyer fails to notify Seller in writing of its disapproval of any such exceptions before the expiration of the Due Diligence Period, Buyer shall be deemed to have approved the condition of title to the Properties. Notwithstanding the foregoing or any other provision of this Agreement, all monetary obligations disclosed in the Title Documents constituting a lien against the Real Property are to be satisfied by Seller before or at Closing. With respect to any other objections, Seller will reasonably cooperate with Buyer in curing such objections, Seller has no obligations to cure any exceptions except as expressly set forth herein. If after the expiration of the Due Diligence Period the Title Company or Surveyor materially revises any of the Title Documents to add or modify exceptions which were not requested by Buyer, then Buyer may terminate this Agreement with respect to such Property if the provision for their removal or modification reasonably satisfactory to Buyer is not made. In such case, the Closing Date shall be extended for up to ten (10) days in order for Buyer and Seller to determine if such exception can be resolved and to give Buyer the opportunity to terminate this Agreement if the exception is not removed.
4.5.    Permitted Exceptions and Endorsements. “Permitted Exceptions” means the following exceptions approved or deemed approved by Buyer pursuant to this Agreement: real estate taxes not yet due and payable; the existence of any existing tenants leasehold rights (reserving the right to object to other matters that may appear on title, ROFR’s, etc.); and the exceptions approved (or deemed approved) by Buyer pursuant to the terms of Section 4.4 above. For the avoidance of doubt, the general exceptions in the Commitments will be removed upon issuance of the ALTA extended coverage title policy to be issued in this transaction and are not Permitted Exceptions. “Buyer’s Endorsements” shall mean, to the extent such endorsements are applicable and available under the laws of the state in which the Properties are located: (1) owner’s comprehensive; (2) access; (3) same as survey; (4) location (survey legal matches title legal); (5) separate/multiple tax lot; (6) subdivision map act; (7) mechanic’s lien; (8) endorsement over environmental protection liens; (9) utilities endorsement; (10) contiguity; (11) damage or enforced removal; (12) boundaries and easements encroachment; (13) identified risk; (14) minerals; (15) water rights; (16) patent; (17) deletion of arbitration; and (18) such other endorsements as Buyer may reasonably require during the Due Diligence Period based on its review of the Commitments and Surveys.
4.6.    Tenant Estoppel – Starbucks Lease. Seller shall endeavor to secure and deliver to Buyer an estoppel certificate from the tenant of the Starbucks Lease in a form acceptable to Buyer and Seller or in the form required under the Starbucks Lease (“Tenant Estoppel”). The Tenant Estoppel shall be delivered to the tenant of the Starbucks Lease no later than ten (10) days after the Effective Date or as promptly as reasonably practicable, and Seller shall use good faith commercially reasonable efforts to obtain the same, duly executed by the tenant of the Starbucks Lease, and deliver the same to Buyer. Seller shall provide Buyer with a copy of the Tenant Estoppel for Buyer’s review and comment before delivering the Tenant Estoppel to the tenant. Provided Seller uses good faith commercially reasonable efforts, Seller’s failure to deliver the Tenant Estoppel to Buyer as noted above shall not be a default by Seller hereunder. In the event the Tenant Estoppel is not obtained on or before the Closing, and Seller provides to Buyer the Seller Estoppel Certificate attached hereto as Exhibit G, Buyer hereby agrees to allow Seller to provide the Tenant Estoppel following the Closing pursuant to the terms of the Post Closing Obligation Letter Agreement attached hereto as Exhibit F.
4.7.    Ancillary Documents. Buyer and Seller shall use good faith commercially reasonable efforts to mutually agree upon the forms of the following documents prior to the expiration of the Due Diligence Period – which documents shall be consistent with commercial retail sale/leaseback transactions entered into on a nationwide basis (collectively, the “Ancillary Documents”): (i) the Deed; (ii) the Bill of Sale; (iii) the Memorandum; (iv) the Closing Certificate; and (vi) the Assignment of Lease (Starbucks Lease). If Buyer and Seller are unable to mutually agree upon all the Ancillary Documents on or before the expiration of the Due Diligence Period, then this Agreement shall automatically terminate and both parties shall be released from all duties and obligations hereunder, except for such obligations hereunder that expressly survive the termination of this Agreement.
5.CONDITIONS PRECEDENT
5.1.    Conditions to Seller’s Obligations to Close. Seller’s obligation to sell the Properties is expressly conditioned upon each of the following:

(a)Performance by Buyer. Timely performance of each obligation, covenant, and delivery required of Buyer and set forth herein, including delivery of each of Buyer’s Closing Documents;
(b)Accuracy of Representations. All of Buyer’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at the Closing; and
(c)Other Condition. Any other condition set forth in this Agreement to Seller’s obligation to close shall have been satisfied by the applicable date.
5.2.    Conditions to Buyer’s Obligations to Close. Buyer’s obligation to purchase the Properties is expressly conditioned upon each of the following:
(a)Performance by Seller. Timely performance of each obligation, covenant, and delivery required of Seller and set forth herein, including delivery of each of the Seller’s Closing Documents;
(b)Accuracy of Representations. All of Seller’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at the Closing;
(c)Default. Seller shall not be in default beyond any applicable notice and cure period under any agreement to be assigned to, or obligation to be assumed by, Buyer under this Agreement;
(d)Physical Condition. The physical condition of the Properties shall be substantially the same on the Closing Date as on the Effective Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of a casualty loss or proceeding in eminent domain, in which case the provisions of Sections 15.1 and 15.2 shall govern;
(e)Existing Lease Condition. (1) Seller shall have obtained and delivered to Buyer the Seller Estoppel Certificate, (2) as of the Closing Date, the Starbucks Lease shall be in full force and effect and no default, dispute or controversy shall exist under the Starbucks Lease, and (3) the Starbucks tenant shall have executed a subordination of the Starbucks Lease to the Lease in a form approved by Buyer or Seller and Buyer shall have executed the Post Closing Obligation Letter Agreement attached hereto.
(f)Title. Upon the sole condition of payment of the premium, at Closing, the Title Company shall irrevocably commit to issue to Buyer for each of the Properties an ALTA Owner’s Policy of title insurance, with extended coverage (i.e., with ALTA General Exceptions deleted), dated as of the date and time of the recording of the Deed for such Property (as defined below) vesting title in Buyer, in the amount of the Individual Purchase Price for such Property, insuring Buyer as owner of good, marketable and indefeasible fee simple title to such Property, subject only to the Permitted Exceptions for such Property, and containing the Buyer’s Endorsements (“Title Policy”);
(g)Title Exceptions. Seller shall have cured all exceptions that it agreed to cure, in accordance with Section 4.4(b). In the event Seller has not cured such exceptions in accordance with Section 4.4(b), in Buyer’s sole reasonable discretion, Buyer shall have the option to: (a) extend the Closing until Seller has cured such exceptions, but such extension may not be longer than ten (10) days unless otherwise mutually agreed to by the parties hereto, or (b) proceed with the Closing and be reimbursed from Seller for the total reasonable and documented cost incurred by Buyer to cure such exceptions not to exceed $10,000 in the aggregate; and
(h)Bankruptcy. No proceeding has been commenced against Seller, Tenant or Guarantor under the federal Bankruptcy Code or any state law for relief of debtors.
5.3.    Failure of Conditions Precedent. So long as a party is not in default beyond applicable notice and cure periods hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date and such condition is not cured within ten (10) business days after receipt of notice of default from the non-defaulting party (provided that such condition is capable of being cured within ten (10) business days); such non-defaulting party may, in its sole discretion, (i) pursue its rights and remedies under Section 11, including specific performance; (ii) terminate this Agreement with respect to any Property for which conditions are not satisfied, by delivering written notice to the other party on or before the Closing Date or other applicable date, in which event Buyer shall close the transaction with respect to the unaffected Properties, and the Purchase Price shall be reduced by the amount of the Individual Purchase Price for the Property so terminated and, if the Buyer terminates this Agreement with respect to all of the Properties covered hereunder, this Agreement shall terminate, or (iii) elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.
6.CLOSING DELIVERABLES
6.1.    Seller’s Deliveries in Escrow. On or before 11:00 A.M. (Pacific Time) on the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following, in each case, duly executed by Seller (collectively, “Seller’s Closing Documents”):
(a)Deed. One (1) original of that certain Limited Warranty Deed for each Property in the form mutually agreed upon (collectively, “Deeds”), sufficient to vest title in Buyer subject only to the Permitted Exceptions.
(b)Lease. One (1) electronic counterpart of the Lease.
(c)Guaranty. One (1) electronic copy of that certain Guaranty.

(d)Bill of Sale. One (1) electronic counterpart of that certain Bill of Sale for each Property, in the form mutually agreed upon (“Bill of Sale”);
(e)Memo of Lease. One (1) original of that certain Memorandum of Lease for each Property, in the form mutually agreed upon (“Memorandum”); in the event a Memo of Lease was recorded by the tenant under the Starbucks Lease, Seller shall provide an Assignment of Memo of Lease in the form approved by Buyer and Seller for recording at the Closing;
(f)Assignment of Lease (Starbucks Lease). One (1) original of that Assignment of Lease (Starbucks Lease), in the form mutually agreed upon, (“Assignment of Lease (Starbucks Lease)”) which assigns Seller’s interest in the Starbucks Lease to Buyer;
(g)Closing Certificate. One (1) electronic copy of that certain certificate from Seller, in the form mutually agreed upon, which Seller shall certify to be true and correct as of Closing;
(h)Starbucks Lease Estoppel Certificate. One (1) electronic copy of the Tenant Estoppel described in Section 4.6 from the tenant of the Starbucks Lease. In lieu of the Tenant Estoppel Seller and Buyer shall execute the Post Closing Obligation Letter Agreement and comply with its terms;
(i)Seller’s Estoppel Certificate. One (1) electronic copy of that certain Seller’s Estoppel Certificate, in the form attached hereto as Exhibit G (“Seller’s Estoppel Certificate”), but only to the extent that the Tenant Estoppel referenced in subparagraph (h) above is not delivered at Closing;
(j)Subordination and Estoppel Agreements. One (1) electronic copy of that certain Subordination and Estoppel Agreement in the general form attached hereto as Exhibit H from: (1) the tenant under the Starbucks Lease; (2) the tenant under the Seven-Eleven lease at the Kapolei Property; and (3) each of the tenants or occupants of those agreements set forth in Schedule 12.15. In lieu of the delivery of the foregoing Subordination and Estoppel Agreements at Closing, Seller and Buyer shall execute the Post Closing Obligation Letter Agreement and comply with its terms;
(k)Owner’s Affidavit. One (1) electronic copy of that certain Owner’s Affidavit for each Property, in the form approved by the Title Company, and any other document required by law or the Title Company, in connection with consummating the transactions that is the subject of this Agreement;
(l)State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;
(m)FIRPTA and HARPTA Affidavits. A “non-foreign” and “non-resident” affidavit executed by Seller to assure compliance with Section 1445 of the Code (“FIRPTA Certificate”) and HRS Section 235-68 (“HARPTA Certificate”);

(n)Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller required by and reasonably satisfactory to the Escrow Agent and the Title Company;
(o)Indemnity. A mechanic’s lien indemnity, if required, in form reasonably satisfactory to the Escrow Agent and the Title Company;
(p)Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Seller hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement, including any documents required by the Title Company or with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance; and
(q)Closing Statement. One (1) copy of the Seller’s closing statement (“Seller’s Closing Statement”).
6.2.    Buyer’s Deliveries in Escrow. On or before 11:00 A.M. (Pacific Time) on the Closing Date, Buyer shall deliver in escrow to the Escrow Agent the following, in each case, where applicable, executed by Buyer (collectively, “Buyer’s Closing Documents” and, together with the Seller’s Closing Documents, “Closing Documents”):
(a)Purchase Price. Buyer shall deliver in Cash to Title Company the Purchase Price as set forth in Section 2.2, as adjusted for prorations, deposits, excluded Properties and otherwise pursuant to Section 8.
(b)Lease. One (1) electronic counterpart of the Lease;
(c)Bill of Sale. One (1) electronic counterpart of the Bill of Sale for each Property;
(d)Memorandum. One (1) original of the Memorandum for each Property;
(e)State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;
(f)Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Buyer hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement, including any documents required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance; and
(g)Closing Statement. One (1) copy of the Buyer’s closing statement (“Buyer’s Closing Statement” and, together with Seller’s Closing Statement “Closing Statement”).
6.3.    Foreign Investments.
If Seller fails to deliver the FIRPTA Certificate affidavit, certification, or notice to Buyer prior to or at the Closing, then the transactions shall be completed at the Closing, but Buyer shall withhold ten percent (10%) of the “amount realized” (as set forth in the Regulations) by Seller and transmit it to the Internal Revenue Service Center, Philadelphia, PA 19255, all in accordance with Section 1445 and the Regulations pursuant thereto.
6.4.    Failure to Deliver.
The failure of either Seller or Buyer to make any required delivery within the specified time shall constitute a material breach of this Agreement.
7.THE CLOSING
7.1.    Date and Manner of Closing.
Provided that all of the conditions to Buyer's obligation to purchase have been either satisfied or waived, Title Company shall close the Escrow (“Closing”) on or before February 19, 2021 (“Scheduled Closing Date”) or such other date as shall be mutually agreeable to Buyer and Seller, but in no event later than February 26, 2021 (“Outside Closing Date”), subject to the provisions of Section 7.2 below. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Buyer and Seller. Upon satisfaction or completion of all closing conditions set forth in Section 5 and deliveries required by Section 6, Escrow Agent shall immediately record and deliver the Deeds and deliver the closing documents to the appropriate parties and make disbursements according to the Closing Statements executed by Seller and Buyer. If the Closing does not occur on or before the Outside Closing Date, (i) either party shall have the right to terminate this Agreement at any time thereafter by written notice to the other party, in which event neither party thereafter shall have any further obligations or liabilities to the other except as otherwise set forth herein, and (ii) in the event that neither party terminates this Agreement pursuant to subsection (i) above, this Agreement shall remain in effect until the earlier of (i) the Closing, and (ii) thirty (30) days after the Outside Closing Date. The date on which the Closing occur shall constitute the “Closing Date.”
7.2.    Delay in Closing; Authority to Close.
If Title Company cannot close the Escrow on or before the Scheduled Closing Date, it will nevertheless close when all conditions have been satisfied or waived, notwithstanding that one or more of such conditions was not timely performed, unless after the Scheduled Closing Date and prior to the close of the delayed Escrow, Title Company receives a written notice to terminate the Escrow and this Agreement, with respect to the applicable Property as to which the Closing has been delayed, from a party who, at the time such notice is delivered, is not in default. Neither (i) the exercise of the right of termination, (ii) delay in the exercise of the right of termination, nor (iii) the return of monies and documents, shall affect the right of the party giving notice of termination to pursue legal or equitable remedies for the other party’s breach of this Agreement.
8.CLOSING STATEMENT; PRORATION, COSTS AND EXPENSES
8.1.    Prorations and Apportionments.
On or before Closing, Seller shall provide to Buyer such information and verification reasonably necessary to support the prorations and adjustments under this Article 8. The items in the Subsections of this Section 8.1 shall be prorated between Seller and Buyer, based on the actual number of days in the applicable period, as of the close of the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Buyer:
(a)Taxes and Assessments. Real estate taxes and assessments will not be prorated since taxes and assessments accruing on or after the Closing Date will be the Tenant’s responsibility under the Lease (including the continuing obligation of Tenant to collect and reconcile real estate taxes under the Starbucks Lease as provided in the Lease). The Seller will be responsible for any such taxes and assessments accruing prior to the Closing Date.
(b)Rent. Monthly rent payable under the Lease and the Starbucks Lease shall be prorated based upon the actual number of days in the month in which the Closing occurs and with respect to the Starbucks Lease only to the extent Seller has received the rent payable thereunder, and shall be paid by Tenant at the Closing for the period commencing on the Closing and ending on the last day of the month in which the Closing occurs. In addition, if the Closing occurs on or after the twentieth (20th) day of the month, Tenant also shall pay the monthly rent payable under the Lease and the Starbucks Lease for the immediately succeeding calendar month.
(c)Pre-Closing Expenses. Except as otherwise specifically provided in this Agreement or in any other written agreement that may be entered into between Seller and Buyer, Seller has paid or will pay in full, prior to Closing (or promptly following receipt of a bill therefor if not received by the Closing), all bills and invoices for labor, goods, material and services of any kind relating to the Properties and utility charges (except if and to the extent such utility charges are billed directly to tenants), relating to the period prior to Closing.
(d)Starbucks Lease Taxes and CAMS. Seller shall continue to perform the collection and reconciliation of taxes and common area maintenance expenses under the Starbucks Lease as provided in the Lease.
8.2.    Payment of Adjustments to Proration.
If after Closing, either party discovers any errors, or receives additional information, indicating the prorations were inaccurate, such party will promptly notify the other party and the parties will correctly re-prorate the amounts in question. In the event of any re-proration under this Section 8.2, the party owing funds will within 10 business days after determination remit to the other party the amount shown to be due. The provisions of this Section 8.2 shall survive Closing.
8.3.    Seller’s Costs and Expenses.
Seller shall pay or cause to be paid the following costs and expenses related to this transaction: (i) the premium for an ALTA Owner's Extended Policy of Title Insurance written on Form 2006 for each of the Properties, together with all required endorsements, (ii) the actual, documented cost to obtain all Third Party Reports (not to exceed $250,000) but only as noted

herein, (iii) the escrow fees, (iv) the costs of releasing all monetary liens and judgments, and the recording thereof, (v) excise, recording, deed, imposed transfer tax, documentary, mansion taxes, leasehold taxes, real estate excise tax, stamp tax or other taxes applicable to the sale or transfer of the Properties and/or the recordation of the Deeds and Memorandums, (vi) associated searches, exams and endorsements with respect to the Title Commitments, (vii) any fees payable to the Seller’s Broker, (viii) all other costs and charges of escrow, and (ix) Seller's own attorneys' fees. Seller shall also promptly reimburse Buyer for the costs of any Third Party Reports relating to any Property excluded from this transaction.
8.4.    Buyer's Costs and Expenses.
Buyer shall pay for the following costs and expenses related to this transaction, and no other: (i) Buyer's own attorneys' fees, and (ii) any costs for Third Party Reports in excess of $250,000.
9.DISTRIBUTION OF FUNDS AND DOCUMENTS
9.1.    Form of Distributions.
All disbursements by Title Company shall be made by checks of Title Company or by wire transfers to the account of, and as directed by, the receiving party.
9.2.    Recorded Documents.
Title Company will cause the Deed and Memorandum (and any other document which is required by this Agreement to be, or by general usage is, recorded) (collectively referred to herein as “Recorded Documents”) to be recorded with the County Recorder of the County in which the Property is located. Title Company will cause the County Recorder to mail the original Recorded Documents, or, if e-filed, the recorded copy of the Recorded Documents, to the grantee, beneficiary or person (i) acquiring rights under the document or (ii) for whose benefit the document was acquired.
9.3.    Non-Recorded Documents.
Title Company shall, at the Closing, deliver by United States mail (or shall hold for personal pickup, if requested), each non-recorded document received by Title Company to the payee or person (i) acquiring rights under the document or (ii) for whose benefit the documents were acquired.
9.4.    Cash Disbursements.
At the Closing, Title Company shall hold for personal pickup or shall arrange for wire transfer (i) to Seller, or order, the cash plus any proration or other credits to which Seller shall be entitled for the Properties and less any appropriate proration or other charges as set forth on the Closing Statement and (ii) to Buyer, or order, any excess funds previously delivered to Title Company by Buyer.
9.5.    Copies of Documents.

Promptly following the Closing, Title Company shall deliver to Buyer and to Seller a copy of each Deed and each Memorandum (conformed to show recording data) and each other recorded document for each of the Properties.
10.RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION
10.1.    Return of Seller’s Documents.
In the event the Escrow is terminated for any reason (other than the default of Seller), Buyer shall, within fifteen (15) calendar days following the termination, deliver to Seller the Property Information received by Buyer. Title Company shall deliver all escrowed closing documents and materials relating to the Properties previously deposited by Seller and then in Title Company’s possession to Seller.
10.2.    Return of Buyer's Documents.
In the event the Escrow is terminated for any reason (other than the default of Buyer), Title Company shall, within fifteen (15) calendar days following termination, deliver to Buyer all escrowed documents, materials, and funds including the Earnest Money relating to the Properties previously deposited by Buyer and then in Title Company's possession to Buyer.
10.3.    No Effect on Rights of Parties.
The return of documents and monies as set forth above shall not affect the right of either party to seek the legal or equitable remedies that the party may have with respect to the enforcement of this Agreement.
10.4.    Payment of Termination Fee.
Title Company may condition its deliveries upon payment of a termination fee by the party requesting delivery. Notwithstanding the foregoing, any termination fee shall be paid (or reimbursed) by the defaulting party, or paid equally if neither party is then in default.
11.DEFAULT
11.1.    Seller’s Remedy.
(a)In the event of a breach by Buyer of its obligations under this Agreement to effect the Closing, which breach is not cured within five (5) days after Buyer’s receipt of notice of default from Seller (provided that no such cure period shall extend the Closing Date or apply for a breach of the obligation to close by the Closing Date) and Seller is willing, ready and able to perform its obligations hereunder, Seller’s sole remedy shall be to terminate this Agreement and receive and retain all Earnest Money and any earnings thereon as liquidated damages, not as a penalty. BUYER AND SELLER AGREE THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO QUANTIFY THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF A BREACH BY BUYER, THAT THE AMOUNT OF ALL EARNEST MONEY IS A REASONABLE ESTIMATE OF SUCH ACTUAL DAMAGES, AND THAT

SELLER’S EXCLUSIVE REMEDY IN THE EVENT OF A BREACH BY BUYER SHALL BE TO RETAIN ALL EARNEST MONEY AND ANY EARNINGS THEREON AS LIQUIDATED DAMAGES.

__________________ Initials of Seller	__________________ Initials of Buyer

(b)After Closing, in the event of a breach by Buyer of its obligations under this Agreement that survive Closing, Seller may exercise any rights and remedies available at law or in equity, subject to the limitations noted herein.
11.2.    Buyer’s Remedies.
(a)In the event of a breach by Seller of its obligations under this Agreement (including the failure to satisfy the conditions set forth in Section 5.2 hereof, which breach is not cured within five (5) days after Seller’s receipt of notice of default from Buyer (provided that no such cure period shall extend the Closing Date or apply for a breach of the obligation to close by the Closing Date), Buyer may elect one of the following two remedies: (a) terminate this Agreement and receive reimbursement from Seller for Buyer’s actual and documented reasonable third party out of pocket costs incurred in connection with the negotiation of this Agreement (which shall not include any costs for Realty Income employees), and Buyer’s diligence with respect to the Properties (including, any Third Party Reports), but in no event shall such reimbursement exceed $250,000; or (b) enforce specific performance of this Agreement against Seller (provided such action is brought within ninety (90) days of such default), including the right to recover reasonable third party attorneys’ fees and expert witness fees.
(b)After Closing, in the event of a breach by Seller of its obligations under this Agreement that survive Closing, Buyer may exercise any rights and remedies available at law or in equity.
12.REPRESENTATIONS AND WARRANTIES OF SELLER
The following representations and warranties, made by Seller to the best of its knowledge, are now and shall, at the Closing, be true and correct in all material respects. If during the period between the execution of this Agreement and the Closing, Seller learns of or has a reason to believe that any of the following representations and warranties may cease to be true in any material respect, Seller covenants to give notice thereof to Buyer promptly.
As a material inducement to Buyer to execute this Agreement and consummate this transaction, Seller represents and warrants to Buyer that
12.1.    Authority of Seller.
Each Seller is a Delaware limited liability company duly organized and validly existing and in good standing under the laws of the State of formation; is validly existing, in good standing and authorized to do business in the State in which the Properties are located; and has the authority to own and convey the Properties. This Agreement and all documents executed by Seller which are to be delivered to Buyer are, or at the time of the Closing will be, duly authorized, executed, and delivered by Seller and constitute, or will constitute, as appropriate, the valid and binding obligations of Seller, enforceable in accordance with their terms. Seller has obtained or will obtain any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. Seller now has, and at Closing shall have, good and indefeasible title to each of the Properties in fee simple absolute, free and clear of all liens (other than any liens that will be released at or prior to Closing).
12.2.    Conflicts and Pending Actions or Proceeding.
Except as set forth on Schedule 12.2, the execution, delivery and performance of this Agreement and any other agreement contemplated hereby and the consummation of the transaction contemplated hereby or thereby do not, with due notice, (i) conflict with, constitute a breach, violation or termination of any provision of any contract or other agreement to which Seller is a party or to which all or any part of any Property is bound, (ii) result in an acceleration or increase of any amounts due from Seller to any person or entity, (iii) conflict with or violate the organizational documents of Seller, (iv) result in the creation or imposition of any lien on all or any part of any Property, or (v) violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to Seller or all or any part of any Property. There is not now pending or, to the best of Seller’s knowledge, threatened, any action, suit or proceeding before any court or governmental agency or body against Seller that would prevent Seller from performing its obligations hereunder or against or with respect to the Properties. No condemnation, eminent domain or similar proceedings are pending or, to Seller’s knowledge, threatened with regard to the Properties. Except as disclosed in the Title Commitments or the Property Information, Seller has not received any notice and has no knowledge of any pending or threatened liens, special assessments, or impositions.
12.3.    Condition of Properties.
To Seller’s knowledge, there are now, and at the Closing there will be, no material, physical or mechanical defects of the Properties, including, without limitation, the elevators, escalators, plumbing, heating, air conditioning, ventilating, emergency safety systems, and electrical systems, and all such items are in good operating condition and repair and in compliance with all applicable governmental laws, ordinances, regulations, and requirements, including, but not limited to, the Americans with Disabilities Act. Seller is not aware of any material latent defects in the construction of the Buildings. To Seller’s knowledge, all Building Fixtures are functioning properly and is in good condition and repair, normal wear and tear excepted. The Properties include all sewer and wastewater discharge capacity, potable water capacity, other utility rights and development rights that would allow Buyer and its tenants to continue to use and operate the Properties after the Closing in the manner in which the Properties have been used, leased, and operated prior to the date of this Agreement, and no such capacity or rights have been previously been conveyed or transferred by Seller.

12.4.    Use and Operation.
The use and operation of the Properties now is, and at the time of Closing will be, in material compliance with applicable building codes, safety, fire, environmental, zoning, and land use laws, and other applicable local, state, and federal laws, ordinances, regulations, and requirements. Seller knows of no facts nor has Seller failed to disclose to Buyer any fact which would prevent Buyer from using and operating the Properties after the Closing in the manner in which the Properties have been used, leased, and operated prior to the date of this Agreement. To Seller’s knowledge, Seller has all material licenses, permits and certificates necessary for the use and operation of the Properties, including, without limitation, all certificates of occupancy necessary for the lawful occupancy of the Properties. Seller has received no written notice that the Properties or the use thereof violates any governmental law or regulation or any covenants or restrictions encumbering the Properties. Seller has not received any material written notices of violations or alleged violations of any laws, rules, regulations or codes, including building codes, with respect to the Properties which have not been corrected to the satisfaction of the issuer of the notice.
12.5.    Service Contracts.
There are no service contracts that will be binding on Buyer after the Closing. Seller or Tenant shall be solely responsible for paying all costs in connection with service contracts that are currently binding upon the Property.
12.6.    Land Use Regulation.
There are no current condemnation, environmental, zoning, or other land use regulation proceedings, and to Seller’s knowledge, none have been threatened which could detrimentally affect the use or operation of the Properties or the value of the Properties, nor has Seller received notice of any special assessment proceedings affecting the Properties.
12.7.    Disclosure.
To Seller’s knowledge, other than this Agreement, the documents delivered at Closing pursuant hereto, the Permitted Exceptions, the Lease and the Starbucks Lease, there are no contracts or agreements of any kind relating to the Properties to which Seller or its agents is a party and which would be binding on Buyer after Closing. To Seller’s knowledge, all documents that are required by this Agreement to be delivered to Buyer have been or will be delivered to Buyer. To Seller’s knowledge, Seller has delivered or made available to Buyer all books, notices, documents and agreements pertaining to the Properties that are in Seller’s possession or control. To Seller’s actual knowledge, the Property Information shall not contain a material misstatement of fact or omit to state a fact necessary in order to make the statements therein not misleading in any material respect. Seller is not aware of any current material fact or circumstance pertaining to the condition of the Properties that (1) have not been disclosed to Buyer, or will not be disclosed to Buyer pursuant to the Property Information, or discoverable through a commercially reasonable investigation, and (2) in Seller’s reasonable opinion have a material adverse impact on the value of the Properties. Notwithstanding the foregoing, Buyer agrees that, so long as Seller discloses the foregoing information in a manner which is not misleading in any material respect, Buyer shall be fully responsible for all information that is: (a) included in the Phase One / Phase Two Environmental Assessments delivered to Buyer pursuant to Section 4.3, the Surveys, the Title Commitments, the Tenant Estoppel and/or any reports or studies obtained by Buyer; and/or (b) otherwise disclosed to Buyer.
12.8.    Withholding Obligation.
To Seller’s knowledge, Seller’s sale of the Properties is not subject to any federal, state or local withholding obligation of Buyer under the tax laws applicable to Seller or the Properties, except as noted herein.
12.9.    Litigation.
There is no litigation, pending or, to Seller’s knowledge,threatened, against Seller or any basis therefor that arises out of the ownership of the Properties, or that might materially and detrimentally affect the use or operation of the Properties for its intended purpose or the value of the Properties, or materially and adversely affect the ability of Seller to perform its obligations under this Agreement.
12.10.    Other Contracts to Convey.
Seller has not committed nor obligated itself in any manner whatsoever to sell the Properties to any party other than Buyer. Seller has not hypothecated or assigned any rents or income from the Properties in any manner that will survive the Closing.
12.11.    Related Agreements.
All amounts presently due and payable, and obligations presently performable, under any applicable reciprocal easement agreement, declaration, covenant, conditions or other restrictions or agreements affecting the Properties, have been paid and performed in full and Seller has received no written notice of the existence of a default with respect to any Property and to Seller’s knowledge, no material default of any third party exists with respect to the Properties.
12.12.    Environmental Compliance/Hazardous Materials.
Except as set forth on Schedule 12.12, disclosed to Buyer pursuant to the terms of this Agreement, the Properties are not, and as of the Closing will not be, in material violation of any federal, state, or local law, ordinance, or regulation relating to industrial hygiene or to the environmental conditions on, under, or about the Properties including, but not limited to, soil, groundwater and vapor intrusion conditions. Except for those handled in the ordinary course of business and in compliance with applicable laws or those disclosed to Buyer pursuant to the terms of this Agreement, there are no Hazardous Materials (as defined below) present on any Property which is in violation of Laws (defined below). Except as set forth on Schedule 12.12, disclosed to Buyer pursuant to the terms of this Agreement or materials handled in the ordinary course of business and in compliance with Laws (defined below), Seller further warrants and represents that during the time in which Seller owned the Properties, neither Seller nor, to the best of Seller’s knowledge, any third party has used, generated, manufactured, produced, stored, or disposed of on, under, or about the Properties or transported to or from the Properties any

Hazardous Materials. To Seller’s knowledge, there is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Properties or the migration of Hazardous Materials from or to the Properties. The term “Hazardous Material” means, but is not limited to, any substance, material, or waste, whether in solid, liquid or gaseous states, which is toxic, ignitable, reactive, or corrosive; which is or can be injurious to the health, safety, or welfare of the public or environment, and which is or becomes regulated by any local or state governmental authority or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “pollutant or contaminant,” or “hazardous material,” by any local or state law, (ii) oil and petroleum products, including gasoline and diesel, and their by-products, (iii) asbestos or asbestos-containing materials, (iv) designated as a “hazardous substance” pursuant to the Federal Water Pollution Control Act, (v) defined as a “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act, or (vi) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act. To Seller’s knowledge, Seller has disclosed or made available to Buyer in writing all information in Seller's possession or control that relates to the environmental condition of the Properties.
To Seller’s knowledge and except as disclosed to Buyer, Seller represents that all Storage Tank and Dispenser Systems have been and are in compliance with all applicable federal, state and local laws, rules, regulations, ordinances and government agency policies and directives (collectively “Laws”), including, without limitation, 40 CFR 280. Specifically, to Seller’s knowledge and except as disclosed to Buyer, Seller represents that all Storage Tank and Dispenser Systems have a release detection system in compliance with all Laws, including, without limitation, 40 CFR 280.40 et seq.; that all Storage Tank and Dispenser Systems have spill and overfill protection in compliance with all Laws, including, without limitation, 40 CFR 280.20(c) or 280.21(d) and 280.30; that all Storage Tank and Dispenser Systems have corrosion protection in compliance with all Laws, including, without limitation 40 CFR 280.20(a) and (b) or 40 CFR 280.21(b) and(c), 280.31 and 280.32. Seller warrants and represents that all Storage Tank and Dispenser Systems have been and are installed, operated, maintained and calibrated in accordance with applicable Laws, including 40 CFR 280, and manufacturers’ recommendations and instructions. Seller further warrants and represents that for each Storage Tank and Dispenser Systems, it has been and is complying with all reporting and recordkeeping requirements, including, without limitation, 40 CFR 280.50 et seq., and all financial responsibility requirements, including, without limitation, 40 CFR 280.90 et seq. Seller further warrants and represents to Seller’s knowledge that, except as otherwise disclosed to Buyer in writing, no releases or spills have occurred from any Storage Tank and Dispenser Systems, that no alarms have sounded or been detected, and that no Storage Tank and Dispenser Systems have failed in any fashion, including during any calibration or check.
12.13.    ERISA.
Seller is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3101 of any such employee benefit plan or plans.
12.14.    Property Tax Assessment.
There are no special assessments levied against the Properties except as appear on the last available tax statement. Notwithstanding any other provision of this Agreement to the contrary, if Buyer shall become liable after the Closing for payment of any property taxes assessed against any of the Properties for the period of time prior to the Closing, Tenant shall pay such taxes in a timely manner directly to the taxing authority.
12.15.    Agreements Affecting the Properties.
At the Closing there will be no leases, other than the existing leases set forth on Schedule 12.15 (the “Excluded Leases”), the Lease, and the Starbucks Lease, easements, encumbrances, or other agreements affecting the Properties, except as shown in the Commitments for the Properties or as otherwise disclosed to Buyer by Seller in writing.
12.16.    Use Permits and Other Approvals.
To Seller’s knowledge, Seller has obtained all licenses, permits, approvals, easements, and rights of way required from all governmental authorities having jurisdiction over the Properties or from private parties for the normal use and operation of the Properties and to ensure free and unimpeded vehicular and pedestrian ingress to and egress from the Properties as required to permit the normal intended usage of the Properties. To Seller’s knowledge, Seller has materially complied with all licenses and permits and has not received any notice that any licenses or permits will not be renewed upon expiration, or of any material conditions which will be imposed in order to receive any renewal.
12.17.    No Broker.
Seller warrants to Buyer that other than NEWMARK KNIGHT FRANK (“Seller’s Broker”), there are no brokerage commissions, finder’s or advisor fees payable as a result of the Closing herein or as a result of any agreements with Seller or actions of Seller. Seller shall indemnify, defend, protect and hold harmless Buyer from any claims, costs, damages, or liability based on any statement, representations, or agreement by Seller with respect to the payment of any brokerage commissions, finder’s or advisor fees.
12.18.    Survival/Limitations.
All references in this Section 12 or elsewhere in this Agreement to “Seller’s knowledge” or “Seller’s actual knowledge” or the “best of Seller’s knowledge”or words of similar import (i) shall refer solely to the actual knowledge (as opposed to constructive, deemed or imputed knowledge) of Keith Yoshida, Barry McFarland and Eric Lee, individuals knowledgeable with various aspects of the operation of the Property, (ii) shall not be construed to refer to the knowledge of any other employee, officer, director, shareholder or agent of Seller or any affiliate of Seller, (iii) shall not impose upon the foregoing individual(s) any duty to investigate the matter to which the actual knowledge, or the absence thereof, pertains and (iv) shall not impose any personal liability upon such person for the inaccuracy of such representation or warranty. Notwithstanding anything in this Agreement to the contrary, in the event that any of the Seller’s representations or warranties in this Agreement become untrue or materially inaccurate between the Effective Date and the date of Closing, Seller shall promptly notify Buyer in writing of same promptly once Seller becomes aware of the inaccuracy but in no event at least 5 business days prior to the Closing, whereupon Buyer shall as its sole and exclusive alternative remedies have the right to either (i) terminate this Agreement as provided herein, in which case the Earnest Money shall be returned to Buyer, Seller shall reimburse Buyer for the actual and documented reasonable third party out of pocket costs incurred in connection with the negotiation of this Agreement (which shall not include any costs for Realty Income employees), and Buyer’s diligence with respect to the Properties (including, any Third Party Reports), but in no event shall such reimbursement exceed $250,000; or (ii) waive any claim or cause of action relating to such fact and proceed to Closing without any change to the terms hereof. Buyer shall not have the right to make a claim under any particular representation or warranty of Seller to the extent that, at least 5 business days prior to Closing, Buyer becomes aware that the representation or warranty is not accurate and elects to proceed to close. Seller’s representations and warranties in this Section 12 shall survive the Closing for a period of one (1) year.
Notwithstanding anything to the contrary set forth in this Agreement, Seller’s liability for any Breach or Breaches (defined below), shall, subject to the limitations of survival set forth in this Agreement, be limited to claims in excess of Fifty Thousand Dollars ($50,000) (“Basket Amount”) in the aggregate, with respect to all claims; notwithstanding the foregoing, once such aggregate claims exceed the Basket Amount, Seller shall be liable for all such claims from the first dollar incurred, and Seller’s aggregate liability for any and all Breaches shall not exceed Six Million Dollars ($6,000,000) (“Cap”), whether asserted prior to or after the date of Closing. Notwithstanding anything to the contrary contained herein, no Cap set forth in this Agreement shall limit the rights of Buyer as Landlord under the Lease with Tenant to pursue its rights and remedies set forth in the Lease. The terms “Breach” and collectively, “Breaches” shall be defined as any claim or claims by Buyer, whether made prior to or after the Closing, of a breach or default. In addition, in no event shall Seller be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims, and in every case Buyer’s recovery for any claims referenced above shall be net of any insurance proceeds and any indemnity, contribution or other similar payment recovered or recoverable by Buyer from any insurance company, tenant, or other third-party less any amounts reasonably and actually expended by Buyer to recover any such proceeds or payment. This Section shall survive the Closing or the earlier termination of this Agreement and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.
13.REPRESENTATIONS & WARRANTIES OF BUYER
As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller that:
13.1.    Authority of Buyer.

Buyer is a corporation duly organized and validly existing under the laws of the State of formation. This Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are, or at the time of Closing will be, duly authorized, executed, and delivered by Buyer, and are, or at the Closing will be, legal, valid, and binding obligations of Buyer, and do not, and at the time of Closing will not, violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.
13.2.    Conflicts and Pending Actions.
There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.
13.3.    Litigation.
There is no litigation pending or, to Buyer’s knowledge, threatened, against Buyer or any basis therefor before any court or administrative agency that might adversely affect the ability of Buyer to perform its obligations under this Agreement.
13.4.    Financial Condition.
Buyer has adequate financial resources to make timely payment of all sums due from Buyer hereunder and to perform all of its obligations hereunder.
13.5.    No Broker.
Buyer warrants that there are no brokerage commissions, finder’s or advisor fees payable in connection with the transaction contemplated hereby as a result of any agreements with Buyer or actions of Buyer. Buyer shall indemnify, defend, protect and hold harmless Seller from any claims, costs, damages or liability based on any statement, representations or agreement by Buyer with respect to the payment of any brokerage commissions, finder’s or advisor fees.
13.6.    As-Is Buyer.
Buyer is an experienced commercial real estate owner and, except as set forth in this Agreement or in any document executed at Closing pursuant to or in connection with this Agreement, shall rely solely upon its own evaluation and investigation of the condition and all aspects of the Properties. Buyer acknowledges that this Agreement grants to Buyer the opportunity to fully evaluate the condition and all aspects of the Properties. Buyer has asked for, and has obtained in this Agreement, disclosure of information and documents regarding the Properties which is in Seller’s possession or control. Accordingly, except to the extent that Seller fraudulently or intentionally conceals or makes misrepresentations as to the condition or suitability of the Properties and except for Seller’s representations and warranties set forth in this Agreement and the warranties set forth in any closing documents delivered to Buyer from Seller, Buyer acknowledges that it is accepting the Properties “as is” in all respects and not relying upon any representations of Seller as to the condition of the Properties or its suitability for Buyer’s intended use.

13.7.    Survival.
The representations and warranties of Buyer contained herein shall survive the Closing.
14.COVENANTS
Matters as to which Title Company need not be concerned, Seller and Buyer covenant and agree with one another as follows:
14.1.    Ongoing Operations. Between the Seller’s execution of this Agreement and the Closing, Seller shall, at Seller’s sole cost and expense:
(a)Preservation of Business. Seller shall cause the Properties to be operated in the ordinary and usual course of business and consistent with past practice, shall, subject to reasonable wear and tear, casualty, or condemnation, preserve intact the Properties, preserve the good will and advantageous relationships of Seller with customers, suppliers, independent contractors, employees and other persons or entities material to the operation of its business, shall perform its obligations under the agreements affecting the Properties and shall not knowingly take any action or omission which would cause any of the representations or warranties of Seller contained herein to become inaccurate or any of the covenants of Seller to be breached.
(b)Maintenance of Insurance. Seller shall continue to carry its existing insurance through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.
(c)New Contracts. Without Buyer’s prior written consent in each instance, which shall not be unreasonably refused, delayed or conditioned, Seller will not enter into or amend, terminate, waive any default under, or grant concessions regarding any contract or agreement that will be an obligation affecting the Properties or binding on Buyer after the Closing.
(d)Leasing Arrangements. Seller will not enter into any lease, sublease or other occupancy agreement without Buyer’s prior written consent in each instance, not to be unreasonably refused, delayed or conditioned.
(e)Removal and Replacement of Building Fixtures. Seller will not remove any Building Fixtures (other than as is prudent in the ordinary course of operating the Properties) unless it is replaced with a comparable item of equal quality and quantity as existed as of the time of such removal.
(f)Maintenance of Permits. Seller shall maintain in existence all licenses, permits and approvals, if any, in its name necessary or reasonably appropriate to the ownership, operation or improvement of the Properties. The parties shall work together in good faith to transfer any licenses, permits, or approvals that transfer upon the sale of the Properties.
14.2.    Indemnification by Parties.

Subject to the limitations contained herein, each party shall indemnify, defend and protect the other party and hold the other party harmless from and against any and all claims, demands, liabilities, liens, costs, expenses, penalties, damages and losses, including, without limitation, reasonable attorneys’ fees and costs, suffered as a direct or indirect result of any misrepresentation, breach of warranty, or breach of covenant made by it pursuant to this Agreement.
The provisions of this Section 14.2 shall survive the execution and delivery of this Agreement, the delivery of the Deeds, and transfer of title for a period of twelve (12) months following the Closing.
15.LOSS BY FIRE OR OTHER CASUALTY; CONDEMNATION
15.1.    Damage or Destruction.
All risk of loss with respect to the Properties shall remain with Seller until the Closing and delivery of the Deeds vesting title in Buyer, when full risk of loss with respect to the Properties shall pass to Buyer. Seller shall promptly give Buyer written notice of any damage to any Property, describing such damage, whether such damage is covered by insurance and the estimated cost of repairing such damage. If such damage is not material, then the parties shall proceed to close this transaction, and Seller shall, to the extent possible, begin repairs prior to the Closing out of any insurance proceeds received by Seller for the damage, and shall transfer and assign any remaining insurance proceeds or rights thereto to Buyer at the Closing. If such damage is material, Buyer may elect (in its sole discretion) by notice to Seller given within ten (10) days after Buyer is notified of such damage (and the Closing shall be extended, if necessary, to give Buyer such ten (10) day period to respond to such notice) to proceed in the same manner as in the case of damage that is not material or to terminate this Agreement with respect to the damaged Property, in which event Buyer shall close the transaction with respect to the unaffected Properties, and the Purchase Price shall be reduced by the amount of the Individual Purchase Price for the damaged Property. Damage as to any one or multiple occurrences for a particular Property is material if the cost to repair the damage, as reasonably estimated by Seller’s contractor (if Seller has engaged a contractor to perform the work), and otherwise by a contractor approved by both Buyer and Seller, acting reasonably, exceeds $250,000. Buyer further shall have the right to characterize damage as material if the damage entitles either the Tenant under the Lease or the tenant under the Starbucks Lease to terminate their respective lease or to reduce or abate rent.
15.2.    Condemnation.
Seller shall promptly give Buyer notice of any eminent domain proceedings that, to its knowledge, are contemplated, threatened or instituted with respect to the Properties. By notice to Seller given within ten (10) days after Buyer receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by anybody having the power of eminent domain with respect to any Property, and if necessary the Closing Date shall be extended to give Buyer the full ten (10) day period to make such election, Buyer may terminate this Agreement with respect to the affected Property, in which event Buyer shall close the transaction with respect to the unaffected Properties, and the Purchase Price shall be reduced by the amount of the

Individual Purchase Price for the affected Property, or proceed under this Agreement as to the affected Property, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award, and Buyer with Seller shall have the right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.
16.POSSESSION AND BOOKS AND RECORDS
16.1.    Possession.
Possession of the Properties shall be delivered to Buyer at the Closing subject to the Lease, the Excluded Leases and the Starbucks Lease.
16.2.    Books and Records.
Within a reasonable period of time after the Closing, Seller shall deliver to the offices of Buyer or Buyer’s property manager: originals of the Lease (or copies thereof if originals are not available) and the following to the extent the same are in Seller’s possession or control: each of the items referenced in Part III of Exhibit C; all permits and warranties; all booklets, keys and other items, if any, used in the operation of the Properties; and the original “as-built” plans and specifications for the Building, to the extent available; all other available plans and specifications and all operation manuals, to the extent available; and any other information specifically requested. Seller shall reasonably cooperate with Buyer before and after Closing to transfer to Buyer any such information stored electronically; provided, however, that such information shall relate solely to the Properties and information about Seller that is not solely related to the Properties shall not be transferred hereunder.
17.NOTICES
All notices, request, or demands herein provided to be given or made, or which may be given or made by either party to the other, shall be given or made only in writing and shall be deemed to have been duly given: (i) when delivered personally at the address set forth below, or to any agent of the party to whom notice is being given; (ii) the date sent if electronic communication is properly addressed and sender does not receive an undeliverable message, (iii) the date delivered when sent via overnight mail, properly addressed and postage prepaid; or (iv) seventy-two (72) hours after the time the same is sent by United States certified mail, properly addressed, postage prepaid, and return receipt requested. The proper address to which notices, requests, or demands may be given or made by either party shall be the address set forth at the end of this Section or to such other address or to such other person as any party shall designate. Such address may be changed by written notice given to the other party in accordance to this Section.
If to Buyer:

MDC COAST HI 1, LLC
Attn: Legal Department
11995 El Camino Real

San Diego, CA 92130
Phone Number: (858) 284-5000
E-mail Address: sburchett@realtyincome.com
kwalsh@realtyincome.com (Email)
If to Seller:

c/o PAR HAWAII, LLC
Attn: Keith Yoshida; Matthew Vaughn; Jeff Hollis
825 Town & Country Lane, Suite 1500
Houston, Texas 77024
Phone: 832-916-3386
KYoshida@parpacific.com; MVaughn@parpacific.com; jhollis@parpacific.com(Email)

With an electronic copy to:
Porter Hedges LLP
Attn: Kevan Richards
KRichards@porterhedges.com

If to Title Company:

Fidelity National Title Insurance Company
Attention: Kelli Vos
One East Washington Street, Suite #450
Phoenix, AZ 85004
Phone: (602) 343-7572
Email: Kelli.Vos@fnf.com
18.GENERAL PROVISIONS
18.1.    General.
The Recitals set forth above commencing on Page 1 of this Agreement are incorporated herein by reference. The use of (i) the neuter gender includes the masculine and feminine and (ii) the singular number includes the plural whenever the context requires. Captions in this Agreement are inserted for the convenience of reference only and do not define, describe, or limit the scope or the intent of this Agreement or any of its terms. All attached exhibits are a part of this Agreement and are incorporated in full by this reference. All times, whenever specified herein, shall be local time in San Diego, California. Notwithstanding anything to the contrary, Buyer agrees to negotiate the form of the Subordination and Estoppel Agreement set forth in Exhibit H in good faith and be commercially reasonably with respect to such other parties.
18.2.    1031 Exchange.
In the event Buyer or Seller desires to effect a tax-deferred exchange, whether concurrent or delayed, in connection with the conveyance of the Properties, Buyer and Seller agree to cooperate with one another in effecting such exchange; provided, however, the exchanging party shall be responsible for all additional costs associated with such exchange, and further provided the non-exchanging party shall not assume any additional liability with respect to such tax-deferred exchange.  Seller and Buyer shall execute such additional documents, at no cost to the non-exchanging party, as reasonably may be necessary to give effect to this provision.
18.3.    Third Party Beneficiary.
This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.
18.4.    Parties Bound.
Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Buyer may assign this Agreement to an affiliate without Seller’s consent. Notice of any assignment must be given to the other party at least five (5) business days prior to Closing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. In addition, Buyer shall have the right to take title to the Properties at the Closing in a name other than Buyer’s name subject to the notice requirement set forth above.
18.5.    Calculation of Days.
The provisions of this Agreement relative to number of days shall be deemed to refer to calendar days, unless otherwise specified. If the date of performance or the last day for performance of an obligation under this Agreement occurs on a calendar day which is a Saturday, Sunday, or a day which is, in the city and state in which Title Company or the Properties are located, either a legal holiday or a day on which banking institutions are authorized by law to remain closed for the entire day, then performance of such obligation shall be extended to the next calendar day which is not one of such days.
18.6.    Entire Agreement.
This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into this Agreement.
18.7.    Modification.
No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless it is in writing and signed by the party against which the enforcement of the modification, waiver, amendment, discharge, or change is or may be sought.
18.8.    Attorneys’ Fees.
Should either party employ attorneys to enforce any of the provisions hereof, the non-prevailing party agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection therewith, whether incurred prior to, during or subsequent to any bankruptcy, receivership, reorganization, appellate, or other legal proceeding; provided, however, that this Section 18.8 shall not apply to costs of in-house legal counsel.
18.9.    Joint and Several Liability.
If any party consists of more than one person or entity, the liability of each such person or entity signing this Agreement shall be joint and several.
18.10.    Governing Law.
This Agreement shall be construed and enforced in accordance with the laws of the state in which the Properties are located.
18.11.    Time of Essence.
Time is of the essence of this Agreement and every provision hereof.
18.12.    Severability.
In the event any term, covenant, condition, or provision of this Agreement is held to be invalid, void, or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, or provision is invalid, void, or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, or provision of this Agreement.
18.13.    Drafting.
This Agreement shall not be construed more strictly against one party than the other because it may have been drafted by one of the parties or its counsel, each having contributed substantially and materially to the negotiation and drafting hereof.
18.14.    OFAC Compliance.
(a)Each party hereby represents and warrants to the other party that (a) such party and each person or entity owning an interest in such party (excluding, if such party or the parents of such party is a public company, the shareholders of such party) is: (i) not currently identified on the Specially Designated Nationals and Blocked Persons Listed maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of such party constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in such party (whether directly or indirectly), (d) none of the funds of such party have been derived from any unlawful activity with the result that the investment in such party is prohibited by law, and (e) such party has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C.A. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in such party is prohibited by law or such party is in violation of law.
(b)Each party covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos economic sanctions, now or hereafter in effect, (b) to immediately notify the other party in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if a party has a reasonable basis to believe that they may no longer be true or have been breached and (c) at the request of either party, to provide such information as may be requested to determine the other party's compliance with the terms hereof.
(c)Each party hereby acknowledges and agrees that such party’s inclusion on the List (exclusive of any shareholder if such party is a public company) shall be a material default of this Agreement, and this Agreement shall terminate if such inclusion is not cured within 5 days after written notice thereof. Notwithstanding anything to the contrary, Seller has not heretofore and shall not knowingly permit the Properties or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis) prior to the Closing, and any such use or occupancy of the Properties by any such person or entity shall be a material default of this Agreement.
18.15.    Confidentiality and Press Releases.
Each party agrees to keep all negotiations and the terms of this Agreement confidential pursuant to the terms of that certain Confidentiality Agreement between Buyer and Par Pacific Holdings, Inc. dated as of November 11, 2020.
Additionally, until the Closing, none of Seller, Buyer or Seller’s Broker, will release, or cause or permit to be released, any press release or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement (collectively, a “Disclosure”) without first obtaining the written consent of the other party, except those disclosures that are required by applicable law, including the rules and regulations of the United States Securities Exchange Commission (“SEC”), Buyer’s reporting requirements and policies, or contractual obligation (in which case notice shall be timely provided to the other party of such requirement and disclosure). Furthermore, Buyer acknowledges and agrees that Seller’s ultimate parent company, Par Pacific Holdings, Inc., will make a Disclosure on Form 8-K with the SEC upon entry into this Agreement. A complete copy of the press release to be included with the Form 8-K will be provided by Seller to Buyer for approval by Buyer, which approval shall not be unreasonably withheld, conditioned, or delayed. Unless required by applicable law, including the rules and regulations of the SEC, Seller agrees not to disclose the amount of rent payable under the Lease.
Except as described above, from and after the Closing, neither Seller nor Seller’s Broker nor Buyer shall release or cause or permit to be released any Disclosure, without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed, or conditioned. Seller shall be in default hereunder in the event either Seller or Seller’s Broker makes any such Disclosures.
Notwithstanding the foregoing, (a) any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws, and (b) with prior written notice to the other party, nothing herein shall restrict Buyer or Seller’s ultimate parent company, Par Pacific Holdings, Inc., from using the name, trade name, trademark, logo, acronym or other designation of the other party in connection with disclosures, press releases or investor presentations made pursuant to such party’s reporting requirements or policies.
The foregoing obligations shall survive the termination of this Agreement and the Closing for a period of one (1) year. The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, state or federal securities or environmental laws or regulations, governmental regulatory, disclosure, tax and reporting requirements, or from making disclosures in the ordinary course of its due diligence inspections and contacts with third parties related thereto.
18.16.    Approval.
To the extent any approval or consent shall be required in this Agreement such approval or consent shall not be unreasonably withheld, unless the terms of and conditions of such approval or consent are to the sole discretion of such party.
18.17.    Waiver of Jury Trial.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
18.18.    No Agreement Until Accepted.

The delivery of unexecuted copies or drafts of this Agreement is solely for the purpose of review by the party to whom delivered and is in no way to be construed as an offer by Buyer or Seller nor in any way implies that Buyer or Seller is under any obligation to purchase or sell the Properties. When this Agreement has been executed by both Buyer and Seller, it shall constitute a binding agreement to purchase and sell the Properties upon the terms and conditions provided herein and Buyer and Seller agree to execute all instruments and documents and take all actions as may be reasonably necessary or required in order to consummate the purchase and sale of the Properties as contemplated herein.
18.19.    Remedies Cumulative.
Except as expressly provided to the contrary in this Agreement, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.
18.20.    Further Assurances.
In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by either party at Closing, each party agrees to perform, execute and deliver, on or after the Closing any further actions, documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of the Properties to Buyer and the Purchase Price to Seller; provided same are at no material cost to the party receiving such request.
18.21.    Property #21 (Puhi Road) Closing.
Buyer and Seller hereby acknowledge that (i) title currently shows the record owner of property #21 noted on Exhibit A with an address of 4261 Puhi Rd and identified as Tax Map Key No. (4) 3-3-013-032 (the “Property #21”), as Mid Pac Petroleum, LLC, a Delaware limited liability company, (ii) Mid Pac Petroleum, LLC merged into Par Hawaii, LLC, (iii) after the date hereof, Seller shall make a petition (the “Petition Process”) with the Office of the Assistant Registrar of the Land Court of the State of Hawaii to reflect the merger with and into Par Hawaii, LLC, (iv) closing of the sale of Property #21 to Buyer cannot occur until the Petition Process has been completed and hence the closing of Property #21 and only Property #21 shall be extended up to seven (7) business days after completion of the Petition Process, (vi) the closing of Property #21 shall be a second closing hereunder and shall not delay the closing of any other properties hereunder, and (vii) the purchase price for Property #21 is set forth on Exhibit A and the purchase price for the remainder of the properties shall be reduced by the purchase price for Property #21; (viii) all other terms and conditions set forth in this Agreement shall be equitably adjusted to accommodate this delayed closing for Property #21; and (ix) they shall cooperate in good faith with each other in connection with the Petition Process and the delayed closing of Property #21 hereunder.
18.22.    Public Company Requirements.

Upon Buyer’s request, for a period of two (2) years after Closing, Seller shall make any books and records of the Properties remaining in possession of Seller (if any) available to Buyer for inspection, copying and audit by Buyer’s designated accountants, and at Buyer’s expense. Seller shall provide Buyer, but without third-party expense to Seller, with copies of, or access to, such factual information in connection with this Agreement and/or the Properties as may be reasonably requested by Buyer, and in the possession or control of Seller, to enable Buyer to comply with applicable filing requirements of the Securities and Exchange Commission. Buyer or its designated independent or other accountants may audit the operating statements of the Properties, and Seller shall supply such documentation in its possession or control as Buyer or its accountants may reasonably request in order to complete such audit, at Buyer’s expense.
18.13.    Counterparts/Signatures.
This Agreement may be executed in multiple counterparts, and all counterparts shall constitute one agreement binding upon all parties, whether or not all parties are signatories to the original or the same counterpart. Signatures scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Agreement, and the documents delivered pursuant to this Agreement, and shall have the same legal effect as original signatures.

THE REMAINDER OF THIS PAGE WAS LEFT BLANK INTENTIONALLY.

IN WITNESS WHEREOF, Buyer and Seller have executed and delivered this Agreement as of the Effective Date set forth above.

BUYER:	SELLER:

MDC Coast HI 1, LLC, a Delaware limited liability company	Par Hawaii, LLC, a Delaware limited liability company
By: /s/ Shannon Jensen	By: /s/ William Monteleone

Date: February 12, 2021	Date: February 12, 2021

TITLE COMPANY:	SELLER:

FIDELITY NATIONAL TITLE INSURANCE COMPANY	PAR PACIFIC HAWAII PROPERTY COMPANY, LLC, a Delaware limited liability company
By: /s/ Kelli Vos	By: /s/ William Monteleone

Date: February 12, 2021	Date: February 12, 2021